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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

|_| Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print of Type Responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

     FAIRBANKS                     TYRONE                   J.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

                         515 W. Greens Road, Suite 720
--------------------------------------------------------------------------------
                                    (Street)

   Houston                           Texas               77067
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

     Fortune Natural Resources Corporation - FPXA
____________________________________________________________________
3.   I.R.S. Identification Number of Reporting Person, if an entity (voluntary)


________________________________________________________________________________
4.   Statement for Month/Day/Year


________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Day/Year)

     November 21, 2002
________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     |X|  Director                             |_|  10% Owner
     |X|  Officer (give title below)           |_|  Other (specify below)

     Chairman of the Board and Chief Executive Officer
     ____________________________________________________________________
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check Applicable line)

     |X|  Form Filed by One Reporting Person
     |_|  Form Filed by More than One Reporting Person
________________________________________________________________________________

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                 5.
                                                                                                 Amount of      6.
                                                                 4.                              Securities     Owner-
                                                                 Securities Acquired (A) or      Beneficially   ship
                                       2A.          3.           Disposed of (D)                 Owned          Form:     7.
                            2.         Deemed       Transaction  (Instr. 3, 4 and 5)             Following      Direct    Nature of
                            Trans-     Execution    Code         ------------------------------- Reported       (D) or    Indirect
1.                          action     Date, if     (Instr. 8)                   (A)             Transaction(s) Indirect  Beneficial
Title of Security           Date       any          ------------                 or              (Instr. 3 &    (I)       Ownership
(Instr. 3)                  (mm/dd/yy) (mm/dd/yy)    Code     V      Amount      (D)    Price     Instr.4)      (Instr.4) (Instr.4)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Common Stock                11/21/02                 P               100,000     A      $0.10    123,442        D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                                      44,678        I        401(k) Plan
------------------------------------------------------------------------------------------------------------------------------------
Preferred Stock Series A                                                                           2,000        I        401(k) Plan
------------------------------------------------------------------------------------------------------------------------------------

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====================================================================================================================================

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                          9.
                                                                                                            Number    10.
                                                                                                            of        Owner-
                                                                                                            deriv-    ship
                                                                                                            ative     Form
             2.                                                                                             Secur-    of
             Conver-                            5.                              7.                          ities     Deriv-  11.
             sion                               Number of                       Title and Amount            Bene-     ative   Nature
             or                                 Derivative     6.                of Underlying      8.      ficially  Secur-  of
             Exer-            3A.      4.       Securities     Date              Securities         Price   Owned     ity:    In-
             cise             Deemed   Trans-   Acquired (A)   Exercisable and   (Instr. 3 and 4)   of      Follow-   Direct  direct
             Price   3.       Execut-  action   or Disposed    Expiration Date   ----------------   Deriv-  ing       (D) or  Bene-
1.           of      Trans-   ion      Code     of(D)          (Month/Day/Year)             Amount  ative   Reported  In-     ficial
Title of     Deriv-  action   Date if  (Instr.  (Instr. 3,     -----------------            or      Secur-  Trans-    direct  Owner-
Derivative   ative   Date     any      8)       4 and 5)       Date      Expira-            Number  ity     action(s) (I)     ship
Security     Secur-  (mm/dd/  (mm/dd/  ------   ------------   Exer-     tion               of      (Instr. (Instr.   (Instr. (Instr
(Instr. 3)   ity     yy)      yy)      Code V    (A)    (D)    cisable   Date     Title     Shares  5)      4)        4)      4)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Stock
Options                                                                                                     180,000   D(1)
------------------------------------------------------------------------------------------------------------------------------------
Stock
Options                                                                                                     180,000   D(1)
------------------------------------------------------------------------------------------------------------------------------------
Stock
Options                                                                                                     150,000   D(1)
------------------------------------------------------------------------------------------------------------------------------------
Stock
Options                                                                                                     120,000   D(1)
------------------------------------------------------------------------------------------------------------------------------------
Stock                                                                             Common
Options      $0.10   11/21/02          X                100,000 3/3/98   3/4/03   Stock     100,000 $0.10      -0-    D
------------------------------------------------------------------------------------------------------------------------------------
Stock                                                                             Common
Options      $0.50   11/21/02          A         100,000        11/21/02 11/21/05 Stock     100,000 $0.50   100,000   D
------------------------------------------------------------------------------------------------------------------------------------
Private                                                                                                                       401(k)
Warrants                                                                                                      2,000   I(1)    Plan
------------------------------------------------------------------------------------------------------------------------------------
Private
Warrants                                                                                                     14,000   D(1)
------------------------------------------------------------------------------------------------------------------------------------
Private
Warrants                                                                                                      4,000   D(1)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses:

(1) These securities are listed separately since the terms and expiration dates differ.

         /s/ Tyrone J. Fairbanks                                11/25/02
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*     If the form is filed by more than one reporting person, see Instruction
      4(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.


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